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                                                                    EXHIBIT 16.1

May 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second sentence of the first paragraph of Item 4 and the second through fourth paragraphs of Item 4 included in the Form 8-K/A dated May 8, 2002 of Bio Technology General Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc: Mr. John Bond Senior Vice President - Finance, Bio-Technology General Corp.